EXHIBIT 10.3

Description of OraSure Technologies, Inc.

2005 Self-Funding Management Incentive Plan

On May 17, 2005, the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) adopted the 2005 Self-Funding Management Incentive Plan (the “Bonus Plan”). The purpose of the Bonus Plan is to reward outstanding individual performance by management with cash bonuses. All employees, except for sales employees (who are covered by a separate commission plan) at the level of director and above, will be eligible to participate in the Bonus Plan.

Pursuant to the Bonus Plan, cash bonuses may be paid out of a cash bonus pool to be funded based on the Company’s achievement of certain financial objectives regarding revenues, operating income and cash flow from operations for 2005. If the Company achieves 100% of these financial targets, the bonus pool would be funded in the amount of $1.1 million, and if the Company achieves 150% of these financial targets, the bonus pool would be funded in the amount of $1.7 million. Notwithstanding the foregoing, the total amount paid from the pool will be determined by the Board after evaluation of the Company’s achievement of the foregoing financial objectives as well as strategic objectives for 2005. The Board may, in its sole discretion, approve a total payment greater than $1.7 million if it determines that the Company has achieved a breakthrough performance by substantially exceeding the financial objectives for 2005.

Payments from the bonus pool will depend on an employee’s achievement of individual performance objectives. Bonus payments will be based on the target payouts set forth below, which are expressed as a percentage of base salary. The aggregate of all bonuses cannot exceed the funded amount of the bonus pool. Specific payments to individuals could exceed the following targets if the Company achieves more than 100% of its financial objectives or otherwise achieves a breakthrough performance as determined by the Board.

Title	Target Payouts
Chief Executive Officer	50%
Executive Vice President	40%
Senior Vice President	30%
Vice President	20%
Director	10%

Performance criteria for individual employees will be derived from the Company’s 2005 strategic objectives concerning financial performance, strategic planning, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters and/or other objectives approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Awards are expected to reflect a weighted average measurement of an employee’s achievement of his or her individual performance objectives.

Employees must be employed by the Company as of December 31, 2005 and at the time of the bonus award in order to participate in the Bonus Plan, and awards will be adjusted on a pro rata basis to the extent any employee is employed for only a portion of the year 2005. The Chief Executive Officer will recommend individual awards for all participating employees (except for the Chief Executive Officer) for approval by the Compensation Committee based on an assessment of each individual’s performance against his or her applicable performance objectives. The Compensation Committee may approve or disapprove any recommended bonus award in whole or in part in its sole discretion. The Compensation Committee shall recommend for Board approval any bonus award for the Chief Executive Officer based on an assessment of his performance against his individual performance objectives. The Board may approve or disapprove any recommended bonus award for the Chief Executive Officer in whole or in part in its sole discretion.

The Compensation Committee and the Board shall have the right in their sole discretion to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have been satisfied, based on the business conditions of the Company at or immediately after the end of 2005.